                                                     One World Financial Center
                                                      New York, New York 10281

                          OFFER TO PURCHASE FOR CASH
                     ALL ISSUED AND OUTSTANDING SHARES OF
                                 COMMON STOCK
                                      OF
                                     EMCON
                                      AT
                              $6.75 NET PER SHARE
                                      BY
                        SEISMIC ACQUISITION CORPORATION
                           a wholly owned subsidiary
                                      OF
                              THE IT GROUP, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   May 17, 1999
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been engaged to act as Dealer Manager in connection with the offer by Seismic Acquisition Corporation, a California corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of The IT Group, Inc., a Delaware corporation ("Parent"), to purchase all of the issued and outstanding shares of common stock, no par value per share (the "Shares"), of EMCON, a California corporation (the "Company"), at $6.75 per Share, net to each tendering shareholder in cash, without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated May 17, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (AS DEFINED HEREIN) AND NOT WITHDRAWN, AT LEAST A NUMBER OF SHARES OF THE COMPANY EQUAL TO EIGHTY PERCENT (80%) OF THE SHARES ISSUED AND OUTSTANDING ON A FULLY DILUTED BASIS. SEE "INTRODUCTION" OF THE OFFER TO PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING, BUT NOT LIMITED TO, RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS. SEE SECTION 18 OF THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Offer to Purchase, dated May 17, 1999;

    2. Letter of Transmittal, to be used by shareholders of the Company in accepting the Offer and tendering Shares;

    3. Letter to Clients, which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery, to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed in a timely manner;

    5. A letter to the shareholders of the Company from Douglas P. Crane, Chairman of the Company, and Eugene M. Herson, President, Chief Executive Officer and Director of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated May 17, 1999, which has been filed by the Company with the Securities and Exchange Commission;

    6. Guidelines for certification of taxpayer identification number on Substitute Form W-9; and

    7. Return envelope addressed to ChaseMellon Shareholders Services, L.L.C., as Depositary.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all of the Shares validly tendered pursuant to the Offer prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in the Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, June 14, 1999, unless and until Parent or Purchaser (subject to any restrictions set forth in the Offer to Purchase) shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Parent or Purchaser, shall expire.

  Purchaser expressly reserves the right to waive any conditions of the Offer (subject to certain restrictions set forth in the Offer to Purchase), to increase the Offer Price, to extend the duration of the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's prior written consent, no change may be made which decreases the Offer Price, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes any conditions to the Offer in addition to the conditions set forth in
Section 18 of the Offer to Purchase or amends any other material terms of the Offer in a manner adverse to the Company's shareholders.

  If all of the conditions set forth in Section 18 of the Offer to Purchase are not satisfied by the time of any scheduled termination of the Offer then; provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer until such conditions are satisfied or waived; provided further, that Purchaser shall not be required to extend the Offer beyond July 9, 1999. Purchaser may also (a) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or (b) extend the Offer for any reason on one or more occasions for an aggregate of not more than twenty (20) business days beyond the initial Expiration Date if more than the number of Shares sufficient to satisfy the Minimum Condition (as defined in the Offer to Purchase) but less than 90% of the Shares issued and outstanding have been tendered.

  Any extension by Parent shall be effective by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. If Parent extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in the Offer to Purchase. However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after either (a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and any other required documents, has been timely received by the Depositary at
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one of its addresses set forth on the back cover of the Offer to Purchase and
(ii) either Share certificates for tendered Shares have been timely received by the Depositary at one of such addresses or such Shares have been timely delivered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase (and a Book-Entry Confirmation (as defined in the Offer to Purchase) timely received by the Depositary) or (b) the tendering shareholder has complied with the guaranteed delivery procedures set forth in the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

  Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 in the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to either CIBC World Markets Corp., as the Dealer Manager, or MacKenzie Partners, Inc., as the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed materials may be obtained from the Information Agent at (212) 929-5500 or call toll free (800) 322-2885.

                                          Very truly yours,

                                          CIBC WORLD MARKETS CORP.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON BEING DEEMED AN AGENT OF PURCHASER, PARENT, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.